Exhibit 99.1

DIGITAL ALLY, INC ANNOUNCES 2022 OPERATING RESULTS

LENEXA, Kansas (April 3, 2023) – Digital Ally, Inc. (Nasdaq: DGLY) (the “Company” or “our”), today announced its operating results for 2022. An investor conference call is scheduled for 11:15 a.m. EDT on Monday, April 3, 2023 (see details below).

All share and price per share information in this press release has been adjusted to reflect the Company’s 1-for-20 reverse stock split, which was effective on February 6, 2023.

Highlights for the year ended December 31, 2022

●	Total revenues increased in 2022 to $37,009,895 from $21,413,434 in 2021 an improvement of $15,596,461 (73%). The primary reason for the overall revenue increase is an increase of $13,776,856 (113%), in service revenues from 2021 levels. Service and other revenues experienced a significant increase during the year ended December 31, 2022, in comparison to the same period in 2021, due to the Company experiencing a full year of revenues generated by the Company’s acquisitions, along with increased service revenues through the Company’s video solutions segment. Additionally, the Company’s subscription plan model continues to gain traction in the marketplace, resulting in the Company building and recognizing its recurring revenues.

●	On September 1, 2021, the Company formed a wholly-owned subsidiary, TicketSmarter, Inc., through which the Company completed the acquisition of Goody Tickets, LLC (“Goody Tickets”) and TicketSmarter, LLC (“TicketSmarter”) (collectively the “TicketSmarter Acquisition”). Goody Tickets and TicketSmarter®, are ticket resale marketplaces with seats offered at over 125,000 live events, offering over 48 million tickets for sale through its TicketSmarter.com platform. This acquisition generated additional revenues totaling $20,871,500 in service and product revenues for the year ended December 31, 2022, compared to generated revenues for the period from its acquisition on September 1, 2021 through December 31, 2021 totaling $10,709,760 in service and product revenues.

●

We entered the revenue cycle management business late in the second quarter of 2021 with the formation of our wholly owned subsidiary, Digital Ally Healthcare, Inc. and its majority-owned subsidiary Nobility Healthcare, LLC (“Nobility Healthcare”). Nobility Healthcare completed its first acquisition on June 30, 2021, when it acquired a private medical billing company, and a second acquisition on August 31, 2021 upon the completion of its acquisition of another private medical billing company. On January 1, 2022, Nobility Healthcare completed the acquisition of 100% of the capital stock of a private dental billing company. Additionally, on February 1, 2022, Nobility Healthcare also completed an asset purchase for a portfolio of a medical billing company. These acquisitions further enhanced the Company’s revenue cycle management operating segment, which provides revenue cycle management solutions to medium to large healthcare organizations throughout the country. These acquisitions, along with the revenue cycle management operating segment’s acquisitions that were previously completed in 2021, generated service revenues of $7,886,107 during year ended December 31, 2022, compared to $1,630,048 generated for the two acquisitions completed as of December 31, 2021. The Company expects to see further increases in revenues for 2023 and beyond attributable to Nobility Healthcare.

Our healthcare venture is following a roll-up strategy in the medical billing industry. The venture’s acquisition targets include the approximate 6,000 medical billing companies in the United States, most of which are relatively small and closely-held private companies. Each year a portion of these company owners sell because they want to retire or exit the business for other pursuits. The Company saw the opportunity to form the venture and provide the capital to make acquisitions and pursue the medical billing company roll-up strategy at a faster pace. We expect our healthcare venture to continue its track record of providing superior medical billing services and practice management services, as well as executing a profitable roll-up strategy.

●	Overall gross profit for the years ended December 31, 2022 and 2021 was $2,321,941 and $5,663,775, respectively, a decrease of $3,341,834 (59%). The overall decrease is attributable to the large overall increase in revenues for the year ended December 31, 2022 offset by an increase in the overall cost of sales as a percentage of overall revenues to 94% for the year ended December 31, 2022 from 74% for the year ended December 31, 2021. Our goal is to improve our margins over the longer term based on the expected margins generated by our new revenue cycle management and ticketing operating segments together with our video solutions operating segment and its expected margins from our EVO-HD, DVM-800, VuLink, FirstVu Pro, FirstVu II, and FirstVu HD. Additionally, we hold that same goal for our ThermoVuTM, ShieldTM disinfectants, as well as our cloud evidence storage and management offering, provided that they gain traction in the marketplace and subject to a normalizing economy in the wake of the COVID-19 pandemic. In addition, if revenues from the video solutions segment increase, we will seek to further improve our margins from this segment through expansion and increased efficiency utilizing fixed manufacturing overhead components. We plan to continue our initiative for more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

●	Selling, general and administrative expense totaled $32,055,199 and $20,424,685 for the years ended December 31, 2022 and 2021, respectively, an increase of $11,630,514 (57%). The increase was primarily attributable to the recent TicketSmarter and medical billing company acquisitions that were not applicable for the full year ended December 31, 2021.

●	During 2021, the Company issued detachable warrants to purchase a total of 2,127,500 shares of Common Stock in association with the two underwritten public offerings that were completed which raised total funds of approximately $66.6 million. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company in the event of tender offers under certain circumstances. As such, the Company was required to treat these warrants as derivative liabilities which are valued at their estimated fair value as of their issuance date and at each reporting date with any subsequent changes reported in the consolidated statements of operations as the change in fair value of warrant derivative liabilities. The change in fair value from the respective issuance dates to December 31, 2022 totaled $6,726,638 which was recognized as a gain for the year ended December 31, 2022, compared to $36,664,907 for the year ended December 31, 2021.

●	On August 23, 2022, the Company entered into a Warrant Exchange Agreement (the “Warrant Exchange Agreements”) with certain investors (the “Investors”), pursuant to which the Company agreed to issue to the Investors an aggregate of 303,750 shares of Common Stock in exchange for the cancellation by the Investors of the previously issued warrants to purchase an aggregate of up to 1,215,000 shares of common stock.

●	On December 8, 2022, 2022, the Company filed a Certificate of Amendment to its Articles of Incorporation (“Articles”) with the Secretary of State of the State of Nevada to increase the number of authorized shares of its capital stock that the Company may issue from 110,000,000 shares to 210,000,000 shares, of which 200,000,000 shares shall be classified as common stock, par value $0.001 per share (the “Charter Amendment”).

Recent Developments

●	On January 1, 2022, the Company’s revenue cycle management segment completed the acquisition of 100% of the capital stock of a third medical billing company for a total purchase price of $2,100,000. The purchase price includes $1.35 million in cash at closing and a $750,000 contingent consideration promissory note bearing interest at 3% per annum subject to adjustment based on revenues achieved over an approximate 18-month period after closing. This closely-held company provides revenue cycle management (RCM) and other services for over 180 dental practices located throughout the United States with an annual revenue run rate of approximately $3.5 million.

●	On February 1, 2022, the Company’s revenue cycle management segment completed the acquisition of 100% of the assets of a fourth medical billing company for a total purchase price of $335,000. The purchase price includes $230,000 in cash at closing and a $105,000 contingent consideration promissory note bearing interest at 3% per annum subject to adjustment based on revenues achieved over an approximate 18-month period after closing. The acquisition provides revenue cycle management (RCM) and other services throughout the southwestern portion of United States with an annual revenue run rate of approximately $440,000.

●	On December 6, 2021, the Board of Directors of the Company authorized the repurchase of up to $10.0 million of the Company’s outstanding common stock under the specified terms of a share repurchase program (the “Program”). During the year ended December 31, 2022, the Company repurchased 186,299 shares of its common stock for $4,026,523 in accordance with the Program. The Program does not obligate the Company to acquire any specific number of shares and shares may be repurchased in privately negotiated and/or open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. On June 30, 2022, the board of directors of the Company elected to terminate the Program, effective immediately. The Program began in December 2021, with the Company purchasing a total of 273,041 shares at a cost of $6,001,602 through June 30, 2022.

●	On February 6, 2023, we filed a Certificate of Amendment to the Articles of Incorporation, as amended, with the Secretary of State of the State of Nevada to effect a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the shares of our common stock. The Reverse Stock Split was effective as of time of filing. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares of our Common Stock that would have otherwise resulted from the Reverse Stock Split were rounded up to the nearest whole number. In connection with the Reverse Stock Split, our board approved appropriate and proportional adjustments to all outstanding securities or other rights convertible or exercisable into shares of our Common Stock, including, without limitation, all preferred stock, warrants, options, and other equity compensation rights. The par value per share of our common stock was not affected by the Reverse Stock Split.

●	As previously disclosed by Digital Ally, Inc. (the “Company”) in its filings with the U.S. Securities and Exchange Commission, the Company had received letters from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company of its non-compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”) and granting the Company extensions to demonstrate such compliance to Nasdaq. On February 23, 2023, the Company received notice from Nasdaq confirming that the Company has cured its bid price deficiency and has fully regained compliance with the Minimum Bid Price Requirement.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report a 73% increase in total annual revenues for 2022 as compared to 2021. We are very pleased with the traction gained in the marketplace with our new products, consisting of our FirstVu Pro, FirstVu II, and QuickVu docking stations; which are continuing to build upon our existing subscription plans and deferred revenue. It is exciting to see our deferred revenue balance nearly double throughout 2022, as our contract liabilities went from a little over $4.3 million at December 31, 2021, to nearly $8.0 million at December 31, 2022. We continue to build excitement around the momentum being gained in our Digital Ally Healthcare venture, as Nobility Healthcare, LLC continues to complete acquisitions, as we completed two in 2021 and two at the beginning of 2022, with the goal to maximize the profitability of those accumulated acquisitions in 2023. The numerous acquisitions we have already completed of medical billing companies demonstrates our roll-up strategy is effective and attractive to potential targets. We look forward to seeing the growth potential of this venture come to fruition and continue throughout 2023 and beyond.”

Ross added: “Additionally, we continue to be thrilled with the addition of TicketSmarter to our growing holdings of solid earnings and growth-potential businesses, as the acquisition of TicketSmarter proved to be accretive to our revenue growth in 2022. We are excited to maximize the profitability of this subsidiary and have it work hand in hand with our new Kustom 440 subsidiary. Kustom 440 will be hosting its first festival on May 13, 2022 in Kansas City, which the Company is very excited and pleased with the sales thus far for this event. We believe shareholders will benefit from TicketSmarter and Kustom 440’s long-term value based on the multiples commanded by similar public companies in the market. We continue to right size and adjust to the nuances of each new subsidiary, as we learn to navigate and effectively grow each of them. We will continue to inform our investors as we attempt to take advantage of new business opportunities and to maximize our existing business lines to benefit the Company and its shareholders for 2023 and beyond.”

2022 Operating Results

For the year ended December 31, 2022, our total revenue increased by 73% to approximately $37.0 million, compared to revenue of approximately $21.4 million for the year ended December 31, 2021.

Gross profit decreased 59% to $2,321,941 for the year ended December 31, 2022 versus $5,663,775 in 2021. The overall decrease is attributable to the large overall increase in revenues for the year ended December 31, 2022 offset by an increase in the overall cost of sales as a percentage of overall revenues to 94% for the year ended December 31, 2022 from 74% for the year ended December 31, 2021.

Selling, General and Administrative (“SG&A”) expenses increased approximately 57% to $32,055,199 in the year ended December 31, 2022 versus $20,424,685 in 2021. The increase was primarily attributable to the recent acquisitions completed in 2021. Our selling, general and administrative expenses as a percentage of sales decreased to 87% for 2022 compared to 96% in the same period in 2021.

We reported an operating loss of $29,733,258 for the year ended December 31, 2022, compared to an operating loss of $14,760,910 in 2021.

Total other income decreased to $10,859,500 for the year ended December 31, 2022, compared to total other income of $40,291,871 in 2021. The decrease in other income was largely attributable to the $6,726,638 change in fair value of warrant derivative liabilities for the year ended December 31, 2022, compared to the $36,664,907 change for the year ended December 31, 2021. The change in fair value of warrant derivative liabilities was related to reductions in the value of the detachable common stock purchase warrants issued in conjunction with the two registered direct offerings we completed in 2021.

We reported a net loss attributable to common stockholders of ($21,666,691), or ($8.50) per share, in the year ended December 31, 2022 compared to a prior-year net income of $25,474,508, or $10.14 per share. No income tax provision or benefit was recorded in either 2022 or 2021 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Monday, April 3, 2023, to discuss its 2022 financial results, corporate and individual subsidiary outlook, and previously announced corporate spin-off. Shareholders and other interested parties may participate in the conference call by dialing 888-886-7786 and entering conference ID #35877546 a few minutes before 11:15 a.m. Eastern on Monday, April 3, 2023.

A replay of the conference call will be available two hours after its completion, from April 3, 2023 until 11:59 p.m. on June 4, 2023 through our company website.

For additional news and information please visit DigitalAllyCompanies.com or follow additional Digital Ally Inc. social media channels here:

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: (1) our losses in recent years, including fiscal years 2022 and 2021; (2) economic and other risks for our business from the effects of the COVID-19 pandemic, including the impacts on our law-enforcement and commercial customers, suppliers and employees and on our ability to raise capital as required; (3) our ability to increase revenues, increase our margins and return to consistent profitability in the current economic and competitive environment; (4) our operation in developing markets and uncertainty as to market acceptance of our technology and new products; (5) the availability of funding from federal, state and local governments to facilitate the budgets of law enforcement agencies, including the timing, amount and restrictions on such funding; (6) our ability to deliver our new product offerings as scheduled in 2023, and whether new products perform as planned or advertised and whether they will help increase our revenues; (7) whether we will be able to increase the sales, domestically and internationally, for our products in the future; (8) our ability to maintain or expand our share of the market for our products in the domestic and international markets in which we compete, including increasing our international revenues; (9) our ability to produce our products in a cost-effective manner; (10) competition from larger, more established companies with far greater economic and human resources; (11) our ability to attract and retain quality employees; (12) risks related to dealing with governmental entities as customers; (13) our expenditure of significant resources in anticipation of sales due to our lengthy sales cycle and the potential to receive no revenue in return; (14) characterization of our market by new products and rapid technological change; (15) that stockholders may lose all or part of their investment if we are unable to compete in our markets and return to profitability; (16) defects in our products that could impair our ability to sell our products or could result in litigation and other significant costs; (17) our dependence on key personnel; (18) our reliance on third-party distributors and sales representatives for part of our marketing capability; (19) our dependence on a few manufacturers and suppliers for components of our products and our dependence on domestic and foreign manufacturers for certain of our products; (20) our ability to protect technology through patents and to protect our proprietary technology and information, such as trade secrets, through other similar means; (21) our ability to generate more recurring cloud and service revenues; (22) risks related to our license arrangements; (23) our revenues and operating results may fluctuate unexpectedly from quarter to quarter; (24) sufficient voting power by coalitions of a few of our larger stockholders, including directors and officers, to make corporate governance decisions that could have a significant effect on us and the other stockholders; (25) the sale of substantial amounts of our Common Stock that may have a depressive effect on the market price of the outstanding shares of our Common Stock; (26) the possible issuance of Common Stock subject to options and warrants that may dilute the interest of stockholders; (27) our nonpayment of dividends and lack of plans to pay dividends in the future; (28) future sale of a substantial number of shares of our Common Stock that could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital; (29) our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock; (30) our stock price is likely to be highly volatile due to a number of factors, including a relatively limited public float; (31) whether such technology will have a significant impact on our revenues in the long-term; (32) whether we will be able to meet the standards for continued listing on the Nasdaq Capital Market; (33) indemnification of our officers and directors; and (34) risks related to our proposed spin-off, including our ability to consummate the transactions and our ability to realize some or all of the anticipated benefits therefrom. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its filings with the SEC.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2022 AND 2021

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,532,199	$32,007,792
Accounts receivable-trade, less allowance for doubtful accounts of $152,736 – 2022 and $113,234 – 2021	2,044,056	2,727,052
Other receivables (including $138,384 due from related parties – 2022 and $158,384– 2021, refer to Note 19)	4,076,522	2,021,813
Inventories, net	6,839,406	9,659,536
Prepaid expenses	8,466,413	9,728,782

Total current assets	24,958,596	56,144,975

Property, plant, and equipment, net	7,898,686	6,841,026
Goodwill and other intangible assets, net	17,872,970	16,902,513
Operating lease right of use assets, net	782,129	993,384
Other assets	5,155,681	2,107,299

Total assets	$56,668,062	$82,989,197

Liabilities and Equity
Current liabilities:
Accounts payable	$9,477,355	$4,569,106
Accrued expenses	1,090,967	1,175,998
Current portion of operating lease obligations	294,617	373,371
Contract liabilities – current	2,154,874	1,665,519
Debt obligations – current	485,373	389,934
Warrant derivative liabilities	—	14,846,932
Income taxes payable	8,097	1,827

Total current liabilities	13,511,283	23,022,687

Long-term liabilities:
Debt obligations – long term	442,467	727,278
Operating lease obligation – long term	555,707	688,207
Contract liabilities – long term	5,818,082	2,687,786

Total liabilities	20,327,539	27,125,958

Commitments and contingencies

Mezzanine equity:
Series A Convertible Redeemable Preferred stock, $0.001 par value; shares issued: 0 – 2022 and 0 – 2021	—	—
Series B Convertible Redeemable Preferred stock, $0.001 par value; shares issued: 0 – 2022 and 0 – 2021	—	—

Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; shares issued: 2,720,170 – 2022 and 2,545,220 – 2021	2,721	2,545
Additional paid in capital	127,869,342	124,476,447
Noncontrolling interest in consolidated subsidiary	448,694	56,453
Accumulated deficit	(91,980,234)	(68,672,206)

Total equity	36,340,523	55,863,239

Total liabilities and equity	$56,668,062	$82,989,197

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022 FILED WITH THE SEC ON MARCH 31, 2023)

DIGITAL ALLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2022 AND 2021

	2022	2021
Revenue:
Product	$10,999,892	$9,180,287
Service and other	26,010,003	12,233,147

Total revenue	37,009,895	21,413,434

Cost of revenue:
Product	14,372,115	8,635,047
Service and other	20,315,839	7,114,612

Total cost of revenue	34,687,954	15,749,659

Gross profit	2,321,941	5,663,775

Selling, general and administrative expenses:
Research and development expense	2,290,293	1,930,784
Selling, advertising and promotional expense	9,312,204	5,717,824
General and administrative expense	20,452,702	12,776,077

Total selling, general and administrative expenses	32,055,199	20,424,685

Operating loss	(29,733,258)	(14,760,910)

Other income (expense):
Interest income	131,025	310,200
Interest expense	(37,196)	(28,600)
Other expense	(230,744)	—
Change in fair value of short-term investments	(84,818)	(101,645)
Change in fair value of warrant derivative liabilities	6,726,638	36,664,907
Change in fair value of contingent consideration promissory notes and earn-out agreements	516,970	3,732,789
Warrant modification expense	—	(295,780)
Gain on the extinguishment of debt	—	10,000
Gain on extinguishment of warrant derivative liabilities	3,624,794	—
Gain on sale of property, plant and equipment	212,831	—

Total other income	10,859,500	40,291,871

Income (loss) before income tax expense (benefit)	(18,873,758)	25,530,961
Income tax expense (benefit)	—	—

Net income (loss)	(18,873,758)	25,530,961

Net income attributable to noncontrolling interests of consolidated subsidiary	(407,933)	(56,453)

Loss on redemption – Series A & B convertible redeemable preferred stock	(2,385,000)	—

Net income (loss) attributable to common stockholders	$(21,666,691)	$25,474,508

Net income (loss) per share attributable to common information:
Basic	$(8.50)	$10.14
Diluted	$(8.50)	$10.14

Weighted average shares outstanding:
Basic	2,548,549	2,511,114
Diluted	2,548,549	2,511,114

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022 FILED WITH THE SEC ON MARCH 31, 2023)